Exhibit 2.1

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

AMONG

DOLLAR TREE STORES, INC.,

DOLLAR TREE, INC., AND

DOLLAR TREE MERGER SUB, INC.

February 27, 2008

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of February 27, 2008, is entered into by and among Dollar Tree Stores, Inc., a Virginia corporation (the “Company”), Dollar Tree, Inc., a Virginia corporation (“Holdco”) and a direct, wholly owned subsidiary of the Company, and Dollar Tree Merger Sub, Inc., a Virginia corporation (“MergerSub”) and a direct, wholly owned subsidiary of Holdco.

RECITALS

A.           The Company's authorized capital stock consists of (i) 300,000,000 shares of common stock, par value $.01 per share (“Company Common Stock”), of which 91,948,053 shares were issued and outstanding as of December 6, 2007, and (ii) 10,000,000 shares of preferred stock, $.01 per share, none of which is currently outstanding (“Company Preferred Stock”).

B.           As of the date hereof, Holdco's authorized capital stock consists of (i) 300,000,000 shares of common stock, par value $.01 per share (“Holdco Common Stock”), of which 100 shares are issued and outstanding and (ii) 10,000,000 shares of preferred stock, $.01 par value per share, none of which is currently outstanding (“Holdco Preferred Stock”).

C.           The designations, rights and preferences, and the qualifications, limitations and restrictions thereof, of the Holdco Preferred Stock and the Holdco Common Stock are the same as those of the Company Preferred Stock and the Company Common Stock.

D.           The Articles of Incorporation and the Bylaws of Holdco immediately after the Effective Time (as hereinafter defined) will contain provisions identical to the Articles of Incorporation and Bylaws of the Company immediately before the Effective Time (to the extent required by Section 13.1-719.1.B.2 of the Virginia Stock Corporation Act (the “Act”)).

E.           The directors of the Company immediately prior to the Merger (as hereinafter defined) will be the directors of Holdco as of the Effective Time.

F.           Holdco and MergerSub are newly formed corporations organized for the purpose of participating in the transactions herein contemplated.

G.           The Company desires to create a new holding company structure in accordance with Section 13.1-719.1 of the Act by merging MergerSub with and into the Company with the Company being the surviving corporation, and converting each outstanding share of Company Common Stock into a like number of shares of Holdco Common Stock, all in accordance with the terms of this Agreement.

H.           The Boards of Directors of Holdco, MergerSub and the Company have approved this Agreement and the merger of MergerSub with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the “Merger”).

I.           The Company will, immediately prior to the Effective Time, contribute to the capital of Holdco, to be converted to Holdco Common Stock and held in treasury of Holdco, any shares of Company Common Stock then held by the Company in treasury.

J.           For federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdco and MergerSub hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1    The Merger. In accordance with Section 13.1-719.1 of the Act and subject to and upon the terms and conditions of this Agreement, MergerSub shall, at the Effective Time (defined below), be merged with and into the Company, the separate corporate existence of MergerSub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”  At the Effective Time, the effect of the Merger shall be as provided in Section 13.1-719.1 and Section 13.1-721 of the Act.

Section 1.2             Effective Time.  In accordance with Section 13.1-606 of the Act, the Merger shall become effective upon the issuance of a certificate of merger by the Virginia State Corporation Commission or at such other later time as may be specified in the Articles of Merger filed with the Virginia State Corporation Commission in connection with this Merger (the time of such issuance, or other specified time, being referred to herein as the “Effective Time”).

Section 1.3             Articles of Incorporation. From and after the Effective Time the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law; provided, however, that, from and after the Effective Time:

(a)          Article III A. shall be amended so as to read in its entirety as follows:

“A.  Authorized Shares.  The aggregate number of shares that the Corporation shall have the authority to issue is Five Thousand (5,000) shares of Common Stock, without par value.”

(b)           Article III B. shall be amended by deleting the first paragraph thereof, by deleting subparagraphs 1-5 thereof, and by renumbering subparagraph 6 thereof as “B.”  Article III B. will then read as follows:

“B.           Pre-emptive Rights.  No holder of any share of capital stock of the Corporation, whether now or hereafter authorized or outstanding, shall have any pre-emptive or preferential right to purchase or subscribe to purchase i) any shares of stock of any class of the Corporation or other security that the Corporation may determine to issue, whether share of stock or other security to be issued is now or hereafter authorized, ii) any warrants, rights or options to purchase any stock or other security , or iii) any obligation convertible into any such stock or other security or into warrants, rights or options to purchase any such stock or other security.”

 (c)           Article IV shall be amended by deleting the third, fourth, fifth and sixth sentences thereof in their entirety.

Section 1.4             Bylaws. From and after the Effective Time, the Bylaws of MergerSub, as in effect immediately prior to the Effective Time, shall thereafter continue in full force and effect as the bylaws of the Surviving Corporation until thereafter amended or repealed as provided therein.

Section 1.5             Directors.  Immediately following the Effective Time, the directors of the Company who served as directors immediately prior to the Effective Time shall be the directors of the Surviving Corporation except that, pursuant to 13.1-719.1(c)(2)(b) of the Act, all such directors except for Bob Sasser shall no longer serve as directors.  Immediately following the Effective Time, therefore, Bob Sasser shall be the only director of the Surviving Corporation and will hold office from the Effective Time until his successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and the Bylaws of the Surviving Corporation or as otherwise provided by law.

Section 1.6             Officers. The officers of MergerSub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and the Bylaws of the Surviving Corporation or as otherwise provided by law.

Section 1.7            Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of MergerSub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of MergerSub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of MergerSub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.8             Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Holdco, MergerSub, the Company or the holder of any of the following securities:

(a)           Each share or fraction of a share of the Company issued and outstanding immediately prior to the Effective Time shall, upon compliance with the procedures specified in Section 1.9 of this Agreement, be converted in the Merger into the right to receive a duly issued, fully paid and non-assessable share or equal fraction of a share of Holdco having the same preferences, rights, and limitations as the share or fraction of a share of the Company being converted in the Merger.  Each right to acquire shares of the Company outstanding immediately prior to the Effective Time shall be converted in the Merger into a right to acquire shares of Holdco having the same preferences, rights, and limitations as the right to acquire shares of the Company being converted in the Merger.

(b)           Each share or fraction of a share of MergerSub outstanding immediately prior to the Effective Time shall be converted in the Merger into a share or equal fraction of a share of the Surviving Corporation having the same preferences, rights, and limitations as the share or fraction of a share of MergerSub being converted in the Merger.

(c)           Each share of Holdco Common Stock owned by the Company immediately prior to the Merger shall be automatically canceled and retired and shall cease to exist.

(d)           From and after the Effective Time, holders of certificates formerly evidencing Company Common Stock shall cease to have any rights as shareholders of the Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.9 herein.

(e)           Immediately prior to the Effective Time, the Company will contribute to the capital of Holdco any shares of Company Common Stock then held by the Company in its treasury to be converted to Holdco Common Stock and held in the treasury of Holdco.

Section 1.9             Procedures Relating to Company Common Stock.

(a)   Exchange of Certificates.  After the Effective Time, Holdco may, to the extent deemed desirable by the officers thereof, make available to each record holder who, as of the Effective Time, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented Company Common Stock (the “Certificate” or “Certificates”), a letter of transmittal and instructions (“Letter of Transmittal”) for use in effecting the surrender of the Certificates for conversion thereof.  Delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Holdco and the form of Letter of Transmittal shall so reflect.   Upon surrender to Holdco of a Certificate, together with such Letter of Transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of fully paid and nonassessable shares of Holdco Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Section 1.8 hereof and the Certificate so surrendered shall forthwith be canceled.  Except as provided in Section 1.9(b), no dividends or other cash consideration will be paid or payable upon the surrender of the Certificates.  If any shares of Holdco Common Stock to be received upon exchange of a Certificate are to be issued to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason of the issuance of a certificate for shares of Holdco Common Stock to such other person, or established to the satisfaction of Holdco that such tax has been paid or that such tax is not applicable.  From the Effective Time until surrender in accordance with the provisions of this Section 1.9, each Certificate shall represent for all purposes only the right to receive the consideration provided in Section 1.8.  All issuances of respective shares of Holdco Common Stock that are made upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been made in full satisfaction of rights pertaining to the Company Common Stock evidenced by such Certificates.  Notwithstanding the foregoing provisions of this Section 1.9(a), the officers of Holdco shall have the discretion to cause the shares of Holdco Common Stock issued in conversion for shares of Company Common Stock to be issued in book-entry form, without certificates, and may dispense with the distribution of Letters of Transmittal as they see fit, in which case Holdco shall send to shareholders as appropriate written statements of information concerning their shares of Holdco Common Stock and the cancellation of their Certificates.

(b)    Dividends and Distributions.  No dividends or other distributions with respect to shares of Holdco Common Stock with a  record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Holdco Common Stock, until the surrender of such Certificate in accordance with this Section 1.9.  Following surrender of any such Certificate, there shall be paid to the holder of the non-certificated shares or the certificate representing shares of Holdco Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Holdco Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Holdco Common Stock.

(c)    Lost, Mislaid, Stolen or Destroyed Certificates.  In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to delivery to such holder of the consideration described in Section 1.8 hereof, to deliver to Holdco a bond in such reasonable sum or a reasonably satisfactory indemnity agreement as Holdco may direct as indemnity against any claim that may be made against Holdco or the Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

(d)    No Stock Transfers.  After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the consideration described in Section 1.8.

(e)    Unclaimed Merger Consideration.  Any shares of Holdco Common Stock due to former shareholders of the Company pursuant to Section 1.8 hereof that remain unclaimed by such former shareholders after the Effective Time shall be held by Holdco, and any former holder of Company Common Stock who has not theretofore complied with Section 1.9(a) shall thereafter look only to Holdco for issuance of the number of shares of Holdco Common Stock to which such holder has become entitled pursuant to the provisions of Section 1.8 and Section 1.9 hereof; provided, however, that neither Holdco nor any party hereto shall be liable to a former holder of Company Common Stock for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE II
ACTIONS TO BE TAKEN IN
CONNECTION WITH THE MERGER

Section 2.1            Assumption of Registered Stock Plans and Other Agreements. Holdco and the Company hereby agree that they will, at the Effective Time, execute, acknowledge and deliver an assumption agreement pursuant to which Holdco will, from and after the Effective Time, assume and agree to perform all outstanding obligations of the Company pursuant to (i) the Company's stock plans, including the 2005 Employee Stock Purchase Plan (Reg. No. 333–126286), the 2004 Executive Officer Equity Plan (Reg. No. 333-117337), the 2003 Director Deferred Compensation Plan (Reg. No. 333-106886), the 2003 Non-Employee Director Stock Option Plan (Reg. No. 333-106884), the 2003 Equity Incentive Plan (Reg. No. 333-106883), the 1998 Special Stock Option Plan (Reg. No. 333-61139), the Employee Stock Purchase Plan (Reg. No. 33-92814), the Stock Incentive Plan (Reg. Nos. 333-41248, 033-92812, and 333-38735), and the Amended and Restated Stock Option Plan (Reg. No. 033-92816) (collectively, the “Registered Stock Plans”); (ii) each stock option agreement and/or similar award agreement entered into pursuant to the Registered Stock Plans; and (iii) any other agreements that management of the Company deems necessary or appropriate to be assumed by Holdco (“Other Agreements”).  At the Effective Time, the Registered Stock Plans and Other Agreements shall be deemed amended to (i) reflect the assumption by Holdco described above and (ii) add Holdco or its subsidiaries as parties or the referenced companies with respect to qualifying participants, to the extent deemed necessary or appropriate.

The outstanding options and other awards assumed by Holdco shall be exercisable and/or settled upon the same terms and conditions as under the Plans immediately prior to the Effective Time, except that, upon the exercise of each such option or settlement of such award, shares of Holdco Common Stock shall be issuable in lieu of each share of Company Common Stock issuable with respect thereto immediately prior to the Effective Time.

The Company and Holdco shall take or cause to be taken all actions necessary or desirable to assume and perform the obligations of the Company under the Registered Stock Plans and Other Agreements, all to the extent deemed appropriate by the Company and Holdco and permitted under applicable law.

Section 2.2            Post-Effective Amendments. It is the intent of the parties hereto that Holdco, as of the Effective Time, be deemed a "successor issuer" for purposes of continuing offerings under the Securities Act of 1933, as amended. As soon as practicable following the Merger, Holdco will, to the extent deemed appropriate, file post-effective amendments to the Company's registration statements on Form S-8 covering the Registered Stock Plans, adopting such statements as its own registration statements for all purposes of the Securities Act and the Exchange Act and setting forth any additional information necessary to reflect any material changes made in connection with or resulting from the succession, or necessary to keep the registration statements from being misleading.

Section 2.3             Reservation of Shares. On or prior to the Effective Time, Holdco will reserve sufficient shares of Holdco Common Stock to provide for the issuance of shares of Holdco Common Stock with respect to awards outstanding under the Registered Stock Plans.

Section 2.4             Employee Benefit Plans. The Company and Holdco will take or cause to be taken all actions necessary or desirable in order for Holdco to assume (or become a participating employer in) each existing employee benefit plan and agreement of the Company, with or without amendments, or to adopt, comparable plans, all to the extent deemed appropriate by the Company and Holdco and permitted under applicable law.

ARTICLE III
CONDITIONS OF MERGER

Section 3.1             Conditions Precedent. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto of each of the following conditions:

(a)           The Company shall have received any approvals or permits and any consents, waivers or amendments or other modification to the outstanding agreements, contracts, instruments or other understandings which the Company deems necessary or desirable in connection with the Merger and the transactions contemplated by this Agreement.

(b)           Prior to the Effective Time, no order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

ARTICLE IV
TERMINATION AND AMENDMENT

Section 4.1             Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company, Holdco or MergerSub if any such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation or its shareholders. In the event of such termination and abandonment, this Agreement shall become void and neither the Company, Holdco or MergerSub nor their respective shareholders, directors or officers shall have any liability with respect to such termination and abandonment.

Section 4.2             Amendment. This Agreement may be supplemented, amended or modified by the mutual consent of the Boards of Directors of the parties to this Agreement.

ARTICLE V
MISCELLANEOUS PROVISIONS

Section 5.1             Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the Commonwealth of Virginia.

Section 5.2             Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 5.3             Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 5.4             Severability.  The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the Company, Holdco and MergerSub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DOLLAR TREE STORES, INC.

By: /s/ Bob Sasser
Print Name:  Bob Sasser
Title:  President & CEO

DOLLAR TREE, INC.

By: /s/ Bob Sasser
Print Name:  Bob Sasser
Title:  President & CEO

DOLLAR TREE MERGER SUB, INC.

By: /s/ Gary Philbin
Print Name:  Gary Philbin
Title:  President